UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

VERAZ NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

926 Rock Avenue, Suite 20 San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 1, 2010, Veraz Networks, Inc., or Veraz, received a deficiency letter from the Listing Qualifications Department, or the Staff, of The NASDAQ Stock Market notifying it that, for the last 30 consecutive business days, the bid price for Veraz’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5550(a)(2), or the Rule.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), Veraz has been given 180 calendar days, or until December 28, 2010, to regain compliance with the Rule. If, at any time before December 28, 2010, the bid price for Veraz’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written notification to Veraz that it complies with the Rule. If Veraz does not regain compliance with the Rule by December 28, 2010, but meets The NASDAQ Capital Market initial inclusion criteria set forth in Listing Rule 5505, except for the $1.00 per share bid price requirement, Veraz will be granted an additional 180 calendar day compliance period.

If Veraz does not regain compliance with the Rule by December 28, 2010 and is not eligible for an additional compliance period at that time, the Staff will provide written notification to Veraz that its common stock may be delisted. At that time, Veraz may appeal the Staff’s delisting determination to a NASDAQ Listing Qualifications Panel, or the Panel. Veraz would remain listed pending the Panel’s decision. There can be no assurance that, if Veraz does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

A copy of the press release announcing receipt of the Staff determination letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 2, 2010, entitled “Veraz Networks Receives NASDAQ Listing Compliance Notice.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERAZ NETWORKS, INC.

Dated: July 2, 2010

	By:	/S/ ERIC C. SCHLEZINGER
Eric C. Schlezinger
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 2, 2010, entitled “Veraz Networks Receives NASDAQ Listing Compliance Notice.”